Exhibit 99.2
[Logo CEREPLAST
www.cereplast.com]
PRESS RELEASE
GREEN ECONOMY: A CEREPLAST ITALIAN PLANT AT CANNARA ON MAY 5, 2011. THE PRESENTATION IN PERUGIA WITH CEO FREDERIC SCHEER.
Cannara (Perugia). May 2. — In Italy, precisely at Cannara, in 12-14 months, will be built the plant for the European market of one of the leading companies of the American “green economy,” CEREPLAST of California, specialized in the production of bioplastic resin from renewable sources — such as maize, wheat, potato. The resins are used in the creation of a vast range of products which can replace traditional plastic products based on petrol in a more advantageous manner from the economic and ecological point of view.
The Umbria plant, which will be built on the site of the former Ferro Italia, with an overall investment of about 12 million Euros during the first three years, when completed will produce 100 thousand tons of bioplastic resins, by employing about 150 men, including production, research and management personnel.
Cereplast CEO Frederic Scheer will be on hand to present the project to the regional and local institutions, to other entrepreneurial associations, labor groups, University personnel and the press in a conference to be held on May 5, 2011 at 11:00 a.m. at Perugia in the Chamber of Commerce offices located in Via Mazzini. The regional assessor for the economy, Gianluca Rossi and the president of Sviluppumbria, Calogero Alessi, will attend the conference.
Scheer will explain the reasons that have induced the American company to choose the Region of Umbria and the Cannara site — that won the bid presented by Sviluppumbria that owns the area — for building its plant destined to supply the European market, by illustrating in details the manners and time limits of the investment. Cereplast, which is listed on the Nasdaq, has already an important exchange with Italian companies to which it supplies bioplastics for the creation of eco-compatible products for packaging, electronic and pharmaceutical industry, furniture, as well as for disposable cutlery, glasses, dishes and food containers.

www.cereplast.com
COMUNICATO STAMPA
GREEN ECONOMY: A CANNARA STABILIMENTO ITALIANO DELLA CEREPLAST IL 5 MAGGIO 2011 PRESENTAZIONE A PERUGIA CON CEO FREDERIC SCHEER.
Cannara (Perugia), 2 maggio — Sorgerà in Italia, a Cannara, entro 12-14 mesi, lo stabilimento per il mercato europeo di una delle aziende protagoniste della ‘green economy’ americana, la californiana CEREPLAST, specializzata nella produzione di resine bioplastiche da risorse rinnovabili — come mais, frumento, patate — utili alla realizzazione di una vasta gamma di prodotti che possono sostituire in modo più vantaggioso sul piano economico ed ecologico quelli in plastica tradizionale basata sul petrolio.
L’ impianto umbro, che sarà realizzato sul sito della ex Ferro Italia con un investimento complessivo nei primi tre anni intorno ai 12 milioni di euro, produrrà a regime 100 mila tonnellate di resine bioplastiche, arrivando a impiegare nei prossimi anni circa 150 dipendenti, fra addetti alla produzione, ricercatori e management.
Sarà lo stesso CEO di Cereplast, Frederic Scheer, a presentare l’iniziativa alle istituzioni regionali e locali, alle associazioni imprenditoriali, sindacali, all’ Università degli Studi, alla stampa, in una conferenza che si terrà il 5 maggio 2011, alle ore 11, a Perugia, nel Centro servizi camerali, in via Mazzini. Alla conferenza prenderanno parte l’assessore regionale all’economia, Gianluca Rossi, e il presidente di Sviluppumbria, Calogero Alessi.
Scheer spiegherà le ragioni che hanno portato l’azienda americana a scegliere l’Umbria e il sito di Cannara — aggiudicandosi il bando progettato dalla Sviluppumbria, proprietaria dell’area — per impiantare il proprio stabilimento destinato a rifornire il mercato europeo, illustrando in dettaglio modalità e tempi dell’investimento. Cereplast, quotata al Nasdaq, ha già un significativo business con aziende italiane alle quali fornisce bioplastiche per la realizzazione di prodotti ecocompatibili per l’imballaggio, l’industria elettronica e farmaceutica, l’arredamento, e ancora posate, bicchieri, piatti e contenitori per alimenti monouso.